UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): March 31, 2006


                              TARRANT APPAREL GROUP
               (Exact Name of Registrant as Specified in Charter)


         CALIFORNIA                   0-26006                   95-4181026
(State or Other Jurisdiction        (Commission              (I.R.S. Employer
      of Incorporation)             File Number)             Identification No.)


                         3151 EAST WASHINGTON BOULEVARD
                            LOS ANGELES, CALIFORNIA                90023
                    (Address of Principal Executive Offices)     (Zip Code)


                                 (323) 780-8250
              (Registrant's Telephone Number, Including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 5.02         DEPARTURE  OR  ELECTION  OF  PRINCIPAL  OFFICERS;  ELECTION OF
                  DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

    (a), (b) RESIGNATION OF DIRECTOR AND CHIEF EXECUTIVE OFFICER

         Effective March 31, 2006, Barry Aved resigned as Chief Executive Officer and President of Tarrant Apparel Group and also resigned as a member of our Board of Directors.

    (c)  APPOINTMENT OF INTERIM CHIEF EXECUTIVE OFFICER

         Effective March 31, 2006, our Board of Directors has appointed Gerard Guez as our Interim Chief Executive Officer to replace Mr. Aved.

         Mr. Guez (age 50) founded Tarrant Apparel Group in 1988 and has served as Chairman of our Board of Directors since inception. Mr. Geuz previously served as our Chief Executive Officer from inception until 2001 and again from March 2003 through August 2004. Mr. Guez also founded Tarrant Company Limited, our Hong Kong subsidiary, in 1985, and he has served as its Chairman since inception and Chief Executive Officer from 1985 through October 2001. Prior to founding Tarrant Company Limited, Mr. Guez served as the President of Sasson Jeans, L.A., Inc., which was a manufacturer and distributor of denim apparel under the "Sasson" license.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We lease our principal offices and warehouse located in Los Angeles, California from GET and office space in Hong Kong from Lynx International Limited. GET and Lynx International Limited are each owned by Gerard Guez, our Chairman of the Board of Directors, and Todd Kay, our Vice Chairman of the Board of Directors. We believe, at the time the leases were entered into, the rents on these properties were comparable to then prevailing market rents. Our Los Angeles offices and warehouse is leased on a month to month basis. On January 1, 2006, we entered into a one year lease agreement with Lynx International Limited for our office space in Hong Kong. We paid $1,019,000 in 2005 in rent for office and warehouse facilities at these locations.

         In February 2004, our Hong Kong subsidiary entered into a 50/50 joint venture with Auto Enterprises Limited, an unrelated third party, to source products for Seven Licensing Company, LLC and our private brands subsidiary in mainland China. On May 31, 2004, after realizing an accumulated loss from the venture of approximately $200,000 (our share being half), we sold our interest for $1 to Asia Trading Limited, a company owned by Jacqueline Rose, wife of Gerard Guez. The venture owed us $221,000 as of December 31, 2004, which amount was repaid in the first quarter of 2005.

         From time to time in the past, we borrowed funds from, and advanced funds to, Mr. Guez. The greatest outstanding balance of such advances to Mr. Guez during 2005 was approximately $4,766,000. At December 31, 2005, the entire balance due from Mr. Guez totaling $2.3 million was reflected as a reduction of shareholders' equity. All advances to, and borrowings from, Mr. Guez bore interest at the rate of 7.75% during the period. Total interest paid by Mr. Guez was $209,000 for the year ended December 31, 2005. Mr. Guez paid expenses on our behalf of approximately $397,000 for the year ended December 31, 2005, which amounts were applied to reduce accrued interest and principal on Mr. Guez's loan. These amounts included fuel and related expenses incurred by 477 Aviation, LLC, a company owned by Mr. Guez, when our executives used this company's aircraft for business purposes. Since the enactment of the Sarbanes-Oxley Act in 2002, no further personal loans (or amendments to existing loans) have been or will be made to our executive officers or directors.


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


         On July 1, 2001, we formed an entity to jointly market, share certain risks and achieve economies of scale with Azteca Production International, Inc. ("Azteca"), called United Apparel Ventures, LLC ("UAV"). Azteca is owned by the brothers of Gerard Guez, our Chairman. This entity was created to coordinate the production of apparel for a single customer of our branded business. UAV is owned 50.1% by Tag Mex, Inc., our wholly owned subsidiary, and 49.9% by Azteca. Results of the operation of UAV have been consolidated into our results since July 2001 with the minority partner's share of all gains and loses eliminated through the minority interest line in our financial statements. Due to the restructuring of our Mexico operations, we discontinued manufacturing for UAV customers in the second quarter of 2004. We purchased $135,000 of finished goods and services from Azteca and its affiliates in the year ended December 31, 2005. Our total sales of fabric and services to Azteca in 2005 were $88,000.

         At December 31, 2005, Messrs. Guez and Kay beneficially owned 590,000 and 1,003,500 shares, respectively, of common stock of Tag-It Pacific, Inc., collectively representing 8.7% of Tag-It Pacific's common stock at December 31, 2005. Tag-It Pacific is a provider of brand identity programs to manufacturers and retailers of apparel and accessories. We purchased $450,000 of trim from Tag-It Pacific during the year ended December 31, 2005.

         We believe that each of the transactions described above has been entered into on terms no less favorable to us than could have been obtained from unaffiliated third parties. We have adopted a policy that any transactions between us and any of our affiliates or related parties, including our executive officers, directors, the family members of those individuals and any of their affiliates, must (1) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (2) be on terms no less favorable to us than could be obtained from unaffiliated third parties.


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


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   TARRANT APPAREL GROUP



Date:    April 3, 2006             By:       /S/ CORAZON REYES
                                      ------------------------------------------
                                         Corazon Reyes, Chief Financial Officer


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